CONTACT:	Bruce Zurlnick Senior Vice President and Chief Financial Officer Finlay Enterprises, Inc. (212) 808-2800	Melissa Myron/Rachel Albert Media Contact: Melissa Merrill Financial Dynamics (212) 850-5600

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS 3.4% INCREASE IN COMPARABLE DEPARTMENT SALES IN CONTINUING STORES FOR THE SECOND QUARTER

New York, NY, August 3, 2006 — Finlay Enterprises, Inc. (NASDAQ: FNLY, a leading retailer of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States, announced today that comparable department sales (departments open for the same months during the comparable period) for the second quarter ended July 29, 2006 increased 3.4% in its go-forward doors. The go-forward doors exclude the 197 stores that Finlay will no longer operate in the second half of 2006 as a result of Federated’s integration plans. Comparable department sales for the second quarter including discontinued stores increased 7.4%. Total sales for the second quarter decreased 3.4% to $193.0 million compared to $199.7 million in the second quarter of fiscal 2005, as a result of the planned store closings in the first half of 2006. Carlyle, which was acquired on May 19, 2005, contributed sales of $20.0 million in the current quarter as compared to $13.9 million in 2005.

Comparable department sales for the six months ended July 29, 2006 increased 2.3%, including only the go-forward doors. Comparable department sales for the same period including discontinued stores increased 13.9%. Total sales for the six months ended July 29, 2006 increased 11.1% to $428.2 million compared to $385.5 million in the first six months of 2005.

The Company currently expects to report full financial results for the second quarter on August 17, 2006.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States with sales of $990.1 million in fiscal 2005. The number of locations at the end of the second quarter of fiscal 2006 totaled 820, including 32 Carlyle & Co. specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

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